FOR IMMEDIATE INFORMATION, CONTACT:
Sharon Will, Investor Relations
FLEMINGTON PHARMACEUTICAL CORPORATION
Phone: 212-572-0762 Fax: 212-572-0764
Email: sharon@saggicapital.com


FOR IMMEDIATE RELEASE


                      FLEMINGTON PHARMACEUTICAL CORPORATION
                           ANNOUNCES PRIVATE PLACEMENT


FLEMINGTON, NEW JERSEY, April 28, 2000 - Flemington Pharmaceutical Corp. ("Flemington" or "the Company") (OTCBB: FLEM, FLEMw) announced today that it has closed a private placement of 2,000,000 investment shares of its common stock, receiving proceeds of $1,000,000.

Dr. Harry A. Dugger III, President & CEO of the Company stated that the proceeds of this placement would be used primarily for the purpose of completing a number of efficacy studies on the Company's lingual spray formulations to facilitate the licensing of these products.

     Visit our web site: www.flemington-pharma.com for further information.
                         -------------------------

Flemington Pharmaceutical Corp. is engaged in the development of novel application drug delivery systems for presently marketed prescription and over-the-counter drugs. The novel delivery systems include lingual sprays and gelatin bite capsules. The Company believes that these delivery systems offer
(i) improved drug safety by reducing the required drug dosage, therefore, reducing the side effects; (ii) improved dosage reliability; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products through collaborate arrangements with major pharmaceutical companies.

Note: Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent Form 10-KSB, dated November 1, 1999, filed with the Securities and Exchange Commission; a copy of that Form 10-KSB is available from the Company upon request. In assessing forward-looking statements contained herein, if any, reader is urged to carefully read all cautionary statements contained in that filing with the Securities and Exchange Commission.